CONSENT OF INDEPENDENT AUDITORS

         As independent public accountants, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment No. 68 to AmeriPrime Fund's Registration Statement on Form N-1A (file No. 33-96826), including the references to our firm under the heading "Accountants" in the Statement of Additional Information of the Westcott Large-Cap Value Fund.


  /s/

McCurdy & Associates CPA's, Inc.
Westlake, Ohio

April 11, 2002